CERTIFICATE OF AMENDMENT
                                      OF
                    RESTATED CERTIFICATE OF INCORPORATION
                                    -----


     Unisys Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST:     That at a meeting of the Board of Directors of Unisys
Corporation a resolution was duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Board of Directors hereby deems advisable, and recommends that the stockholders of the Corporation approve the amendment of the Corporation's Certificate of Incorporation to revise the first sentence of Article IV, Section 1 to read in its entirety as follows:

          The total number of shares of all classes of stock which the Corporation shall have authority to issue is 760,000,000 shares, divided into two classes consisting of 720,000,000 shares, of Common Stock, par value $.01 per share ("Common Stock"), and 40,000,000 shares of Preferred Stock, par value $1 per share ("Preferred Stock").

     SECOND:     That thereafter, pursuant to resolution of its Board
of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD:     That said amendment was duly adopted in accordance with
the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Unisys Corporation has caused this certificate to be signed by Harold S. Barron, its Senior Vice
President, General Counsel and Secretary this 24th day of April, 1998.

                                    UNISYS CORPORATION

                                 By  /s/ Harold S. Barron
                                     --------------------
                                      Harold S. Barron
                                    Senior Vice President,
                                 General Counsel and Secretary


        ATTEST:

By: /s/Ronald C. Anderson
    ---------------------
    Ronald C. Anderson
    Assistant Secretary